UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 19, 2009

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2009, the Board of Directors (the “Board”) of Forest Oil Corporation (“Forest”) increased the number of members constituting the full Board from six to seven, and elected Raymond I. Wilcox to fill the vacancy on the Board created by such action.  Mr. Wilcox will stand for election at the next annual meeting of shareholders in 2010.  Mr. Wilcox also has been appointed to serve on the Compensation and the Nominating and Corporate Governance Committees of the Board.

In connection with his election to the Board, Mr. Wilcox received a grant of 7,735 shares of restricted stock under Forest’s 2007 Stock Incentive Plan.  The shares have a fair market value of $125,000 as of the date of the award, and are subject to forfeiture restrictions that will lapse on the first anniversary of the award grant.  Mr. Wilcox will also be entitled to receive the annual non-employee director retainer of $50,000 per year for his service on the Board, and an additional $5,000 annually for service as a member on each of the Compensation and the Nominating and Corporate Governance Committees of the Board.

The Board has determined that Mr. Wilcox is independent under the applicable listing standards of the New York Stock Exchange.  There are no arrangements or understandings between Mr. Wilcox and any other person pursuant to which Mr. Wilcox was elected as a director and there are no transactions requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01               Other Events.

On August 20, 2009, Forest issued a press release announcing the election of Mr. Wilcox to the Board.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)                                Exhibits.

Exhibit	Description

99.1	Forest Oil Corporation press release dated August 20, 2009.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: August 20, 2009	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

99.1	Forest Oil Corporation press release dated August 20, 2009.